EXHIBIT 11.1


                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                13 WEEKS ENDED                     39 WEEKS ENDED
                                                       --------------------------------     ------------------------------
                                                          OCTOBER 27,       OCTOBER 22,      OCTOBER 27,       OCTOBER 22,
                                                             1996              1995             1996              1995
                                                        -------------     ------------      ------------     -------------
                                                                  (Unaudited)                        (Unaudited)
Financial statement computations:

    Income before income taxes                           $     2,698       $     1,054       $    20,856       $    16,029
    Income tax expense                                         1,225               423             8,700             6,817
    Minority interest                                           (503)                -            (1,056)                -
                                                         -----------       -----------       -----------       -----------
    Net income                                           $     1,976       $       631       $    13,212       $     9,212
                                                         ===========       ===========       ===========       ===========

Earnings per share:

    Shares used in primary earnings per share
    computation:
        Weighted average common shares outstanding            31,443            31,256            31,372            31,215
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at average market price               928               490               701               227
                                                         -----------       -----------       -----------       -----------
        Common and common share equivalents                   32,371            31,746            32,073            31,442
                                                         ===========       ===========       ===========       ===========
    Earnings per share assuming primary dilution         $      0.06       $      0.02       $      0.41       $      0.29
                                                         ===========       ===========       ===========       ===========

    Shares used in fully diluted earnings per share
    computation:(1)
        Weighted average common shares outstanding            31,443            31,256            31,372            31,215
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at higher of average market
           price and period-end market price                     957               490               916               369
                                                         -----------       -----------       -----------       -----------
        Common and common share equivalents                   32,400            31,746            32,288            31,584
                                                         ===========       ===========       ===========       ===========
    Earnings per share assuming full dilution            $      0.06       $      0.02       $      0.41       $      0.29
                                                         ===========       ===========       ===========       ===========

-------------------

(1)The calculation of fully diluted earnings per share excludes convertible shares under the Company's 5.25% Convertible Subordinated Notes (see Note 3) because they have an antidilutive effect.